ACCO Brands Corporation Reports First Quarter 2012 Results

LINCOLNSHIRE, Ill., May 10, 2012 /PRNewswire/ -- ACCO Brands Corporation (NYSE: ACCO), a world leader in branded office products, today reported its first quarter results for the period ended March 31, 2012.

"We remain on track to meet our financial objectives for the year," said Robert J. Keller, chairman and chief executive officer. "In the first quarter, we continued to make significant improvements in the profitability of our European business despite the challenging European economy, and we grew our sales in all regions except Europe and Canada.

"We have now closed the merger with MeadWestvaco's Consumer & Office Products business and have begun to execute on the integration," Keller continued. "We are pleased with our initial progress and excited about the opportunities the merger brings us as we move forward as one company."

First Quarter Results

Net sales decreased 3% to $288.9 million, compared to $298.4 million in the prior-year quarter. Volume declined 4% while pricing added 1%. The first quarter loss from continuing operations was $17.3 million, or $0.31 per share, compared to a loss of $9.0 million, or $0.16 per share, in the prior-year quarter. Using a normalized effective tax rate of 30% in both periods and excluding $6.1 million of restructuring charges and $3.0 million of transaction-related charges associated with the just-completed acquisition of MeadWestvaco's Consumer & Office Products business in the current quarter, the adjusted loss from continuing operations was $3.0 million, or $0.05 per share, compared to a loss of $3.2 million, or $0.06 per share in the prior-year period.

Adjusted first quarter operating income, excluding transaction-related costs and restructuring, declined $1.4 million, to $11.9 million, due to lower sales in Europe and Canada; adverse product mix within the Americas and Computer Products business; and lower gross profit margins due to higher commodity costs relative to selling prices in Canada and Australia. The quarter benefited from a $1.7 million change in the timing of expense recognition, which reverses later this year. This was offset by $1.8 million of higher incentive compensation costs.

Business Segment Highlights

ACCO Brands Americas

ACCO Brands Americas first quarter net sales increased modestly to $152.8 million, from $152.2 million in the prior-year quarter. Pricing added 2%. Volume declined slightly, driven by a decline in Canada, and foreign currency translation unfavorably impacted sales by 1%. The segment reported a first quarter operating loss of $0.8 million, compared to operating income of $5.5 million in the prior-year quarter. Adjusted operating income, which excludes $3.6 million of restructuring charges, was $2.8 million, compared to $5.5 million in the prior-year quarter, and adjusted operating margin decreased to 1.8% from 3.6%. Adjusted operating income declined due to lower gross profit driven by higher commodity costs relative to selling prices in Canada and an unfavorable product mix.

ACCO Brands International

ACCO Brands International net sales decreased 10% to $94.5 million, compared to $104.9 million in the prior-year quarter. Volume declined 13% primarily due to planned strategic exits and discontinuation of low-margin products, along with the weak economic environment in Europe. Partially offsetting Europe's volume decline were price increases of 3% and volume gains in Australia and Asia-Pacific. Operating income increased to $5.5 million, compared to $4.1 million in the prior-year quarter. Adjusted operating income, which excludes restructuring charges of $2.5 million in the current year, was $8.0 million, compared to $4.1 million in the prior-year quarter. Adjusted operating income margin increased to 8.5%, from 3.9%, due to improved profitability of the European business resulting from price increases and operational improvements executed in 2011.

Computer Products Group

Computer Products net sales increased 1% to $41.6 million, compared to $41.3 million in the prior-year quarter. Pricing and foreign currency translation unfavorably impacted sales by 2% and 1%, respectively. Volume increased 5% driven by new products. Operating income was $7.5 million, compared to $9.3 million in the prior-year quarter, and operating margin decreased to 18.0% from 22.5% in the prior-year quarter due to adverse product mix.

Business Outlook

On May 1, 2012, the company completed the merger with the Mead Consumer & Office Products business. As previously stated on April 17, 2012, assuming the Mead Consumer & Office Products business was owned for all of 2012, combined sales are expected to be flat in 2012, compared to $2.1 billion in the comparable prior-year period, with modest growth at constant currency offset by negative impacts of foreign currency translation. The company expects 2012 adjusted combined earnings per share* of approximately $1.06 compared to $1.00 in the comparable 2011 year period. The 2012 estimate assumes 2 cents of dilution due to higher share count, a 4 cent impact from adverse currency and does not assume any benefit from cost synergies. The benefits from the refinancing are included in both years. For 2013 the company expects adjusted combined earnings per share to be around $1.25 per share, including cost synergies.

* Adjusted combined earnings per share excludes restructuring and refinancing costs, transaction-related expenses, inventory step-up and similar one-time accounting charges; and assumes diluted shares of approximately 114 million, 116 million and 117 million in 2011, 2012 and 2013, respectively, and a normalized effective tax rate of 30% in 2011 and 2012 and approximately 32% in 2013.

Webcast

At 8:30 a.m. Eastern Time today, ACCO Brands Corporation will host a conference call to discuss the company's results. The call will be broadcast live via webcast. The webcast can be accessed through the Investor Relations section of www.accobrands.com. The webcast will be in listen-only mode and will be available for replay for one month following the event.

Non-GAAP Financial Measures

"Adjusted" results exclude all unusual tax items, restructuring charges and transaction-related and integration expenses associated with the acquisition of MeadWestvaco's Consumer & Office Products business. Adjusted supplemental EBITDA from continuing operations excludes other non-operating items, including other income/expense and stock-based compensation expense. Adjusted results and adjusted supplemental EBITDA from continuing operations are non-GAAP measures. There could be limitations associated with the use of non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measure. Management uses the adjusted measures to determine the returns generated by its operating segments and to evaluate and identify cost-reduction initiatives. Management believes these measures provide investors with helpful supplemental information regarding the underlying performance of the company from year to year. These measures may be inconsistent with measures presented by other companies.

About ACCO Brands Corporation

ACCO Brands Corporation is one of the world's largest suppliers of branded office and consumer products and print finishing solutions. Our widely recognized brands include AT-A-GLANCE®, Day-Timer®, Five Star®, GBC®, Hilroy®, Kensington®, Marbig, Mead®, NOBO, Quartet®, Rexel, Swingline®, Tilibra®, Wilson Jones® and many others. We design, market and sell products in more than 100 countries around the world. More information about ACCO Brands can be found at www.accobrands.com.

Forward-Looking Statements

This press release contains statements which may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties, are made as of the date hereof and the company assumes no obligation to update them. The company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Because actual results may differ from those predicted by such forward-looking statements, you should not place undue reliance on them when deciding to buy, sell or hold the company's securities. Among the factors that could cause our plans, actions and results to differ materially from current expectations are: fluctuations in the cost and availability of raw materials; competition within the markets in which the company operates; the effects of both general and extraordinary economic, political and social conditions, including any volatility and disruption in the capital and credit markets; our continued ability to access the capital and credit markets; the liquidity and solvency of our major customers; the effect of consolidation in the office products industry; the dependence of the company on certain suppliers of manufactured products; the risk that targeted cost savings and synergies from business combinations may not be fully realized or take longer to realize than expected; future goodwill and/or impairment charges; foreign exchange rate fluctuations; the development, introduction and acceptance of new products; the degree to which higher raw material costs and freight and distribution costs can be passed on to customers through selling price increases and the effect on sales volumes as a result thereof; increases in health care, pension and other employee welfare costs; the risk that anticipated cost savings, growth opportunities and other financial and operating benefits as a result of our recent acquisition of the MeadWestvaco's Consumer & Office Products Business may not be realized or may take longer to realize than expected; the risk that benefits from our acquisition of MeadWestvaco's Consumer & Office Products Business may be significantly offset by costs incurred in integrating the companies; potential adverse impacts from incurring additional indebtedness in connection with our acquisition of MeadWestvaco's Consumer & Office Products Business; and potential difficulties in connection with the process of integrating MeadWestvaco's Consumer & Office Products Business, which potential difficulties include, but are not limited to, coordinating geographically separate organizations, integrating business cultures, which could prove to be incompatible, difficulties and costs of integrating information technology systems, and potential difficulty in retaining key officers and personnel. These and other risks are more fully described under "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2011, in the proxy statement/prospectus contained in our registration statement on Form S-4 filed with the SEC on March 22, 2012, under "Item 1A. Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, and in other reports we file with the SEC.

ACCO Brands Corporation
Consolidated Statements of Operations and
Reconciliation of Adjusted Results (Unaudited)
(In millions of dollars, except per share data)

	Three Months Ended				Three Months Ended
	March 31, 2012				March 31, 2011
									%	%
		Adjusted				Adjusted			Change	Change
	Reported	Items (A)		Adjusted	Reported	Items (A)		Adjusted	Reported	Adjusted

Net sales	$ 288.9	$ -		$ 288.9	$ 298.4	$ -		$ 298.4	(3)%	(3)%
Cost of products sold	205.1	-		205.1	209.2	-		209.2	(2)%	(2)%
Gross profit	83.8	-		83.8	89.2	-		89.2	(6)%	(6)%

Operating costs and expenses:
Advertising, selling, general and administrative expenses	72.2	(1.8)		70.4	74.3	-		74.3	(3)%	(5)%
Amortization of intangibles	1.5	-		1.5	1.7	-		1.7	(12)%	(12)%
Restructuring charges (income)	6.1	(6.1)		-	(0.1)	-		(0.1)	NM	100%
Total operating costs and expenses	79.8	(7.9)		71.9	75.9	-		75.9	5%	(5)%

Operating income	4.0	7.9		11.9	13.3	-		13.3	(70)%	(11)%

Non-operating expense (income):
Interest expense, net	19.1	(1.2)		17.9	19.2	-		19.2	(1)%	(7)%
Equity in earnings of joint ventures	(1.5)	-		(1.5)	(1.2)	-		(1.2)	25%	25%
Other income, net	(0.2)	-		(0.2)	(0.2)	-		(0.2)	0%	0%

Loss from continuing operations before income tax	(13.4)	9.1	-	(4.3)	(4.5)	-	-	(4.5)	NM	4%
Income tax expense	3.9	(5.2)		(1.3)	4.5	(5.8)		(1.3)	(13)%	—
Loss from continuing operations	(17.3)	14.3		(3.0)	(9.0)	5.8		(3.2)	(92)%	6%
(Loss) income from discontinued operations, net of income taxes	(0.1)	-		(0.1)	0.9	-		0.9	NM	NM
Net loss	$ (17.4)	$ 14.3		$ (3.1)	$ (8.1)	$ 5.8		$ (2.3)	NM	(35)%

Per share:
Basic loss per share:
Loss from continuing operations	$ (0.31)			$ (0.05)	$ (0.16)			$ (0.06)	(94)%
Income from discontinued operations	$ -			$ -	$ 0.02			$ 0.02	(100)%
Basic loss per share	$ (0.31)			$ (0.05)	$ (0.15)			$ (0.04)	NM

Diluted loss per share:
Loss from continuing operations	$ (0.31)			$ (0.05)	$ (0.16)			$ (0.06)	(94)%
Income from discontinued operations	$ -			-	$ 0.02			$ 0.02	(100)%
Diluted loss per share	$ (0.31)			$ (0.05)	$ (0.15)			$ (0.04)	NM

Weighted average number of shares outstanding:
Basic	55.5			55.5	55.0			55.0
Diluted	55.5			55.5	55.0			55.0

Statistics (as a % of Net sales, except Income tax rate)
	Three Months Ended
	2012		2011
	Reported	Adjusted	Reported	Adjusted
Gross profit (Net sales, less Cost of products sold)	29.0%		29.9%
Advertising, selling, general and administrative	25.0%	24.4%	24.9%
Operating income	1.4%	4.1%	4.5%
Loss from continuing operations before income tax	(4.6)%	(1.5)%	(1.5)%
Net loss	(6.0)%	(1.1)%	(2.7)%	(0.8)%
Income tax rate	(29.1)%	30.0%	(100.0)%	30.0%

(A)

"Adjusted" results exclude all unusual tax items, restructuring charges and transaction-related and integration expenses associated with acquisition of MeadWestvaco's Consumer and Office Products business in order to provide a comparison of underlying results of operations.  The Company has incurred significant operating losses in several jurisdictions in prior periods.  In accordance with GAAP, tax valuation allowances have been recorded on certain of the Company's deferred tax assets.  As a result, the operating results in these locations have recorded no tax benefit or expense, which results in a high effective tax rate for the prior-year period.  Assuming all the locations become profitable in the future and valuation allowances were reversed, the Company's effective tax rate would approximate 30% in 2011 and 2012.  This estimated long-term rate will be subject to variations from the mix of earnings in the Company's operating jurisdictions.

Reconciliation of Net Loss to Adjusted Supplemental EBITDA from Continuing Operations
(Unaudited)
(In millions of dollars)

	Three Months Ended
	March 31,
	2012	2011	% Change
Net loss	$ (17.4)	$ (8.1)	NM
Discontinued operations	0.1	(0.9)	NM
Transaction-related expenses (B)	3.0	-	NM
Restructuring charges	6.1	-	NM
Income taxes, impact of adjustments	5.2	5.8	(10)%
Adjusted loss from continuing operations	(3.0)	(3.2)	6%
Adjusted interest expense, net (B)	17.9	19.2	(7)%
Adjusted income tax benefit	(1.3)	(1.3)	—
Depreciation	6.1	7.1	(14)%
Amortization of intangibles	1.5	1.7	(12)%
Other income, net	(0.2)	(0.2)	—
Stock-based compensation expense	1.7	0.8	113%
Adjusted supplemental EBITDA from continuing operations	$ 22.7	$ 24.1	(6)%

Adjusted supplemental EBITDA from continuing operations as a % of Net Sales	7.9%	8.1%

(B)

During the first quarter of 2012, the company recorded expenses related to the Mead merger of $3.0 million. $1.8 million of transaction and integration costs were recorded in SG&A and $1.2 million of committed financing fees required for the transaction were recorded in Interest expense, net.

ACCO Brands Corporation
Supplemental Business Segment Information and Reconciliation
(Unaudited)
(In millions of dollars)

	2012					2011			Changes
													Adjusted vs
											Adjusted vs	Adjusted vs	Reported
		Reported	Adjusted	Adjusted	Adjusted OI		Reported	Reported	Net Sales	Net Sales	Reported	Reported	Margin
	Net Sales	OI	Charges	OI (A)	Margin (A)	Net Sales	OI	OI Margin	$	%	OI $	OI %	Points
Q1:
ACCO Brands Americas	$ 152.8	$ (0.8)	$ 3.6	$ 2.8	1.8%	$ 152.2	$ 5.5	3.6%	$ 0.6	—	$ (2.7)	(49)%	(180)
ACCO Brands International	94.5	5.5	2.5	8.0	8.5%	104.9	4.1	3.9%	(10.4)	(10)%	3.9	95%	460
Computer Products	41.6	7.5	-	7.5	18.0%	41.3	9.3	22.5%	0.3	1%	(1.8)	(19)%	(450)
Corporate	-	(8.2)	1.8	(6.4)		-	(5.6)		-		(0.8)
Total	$ 288.9	$ 4.0	$ 7.9	$ 11.9	4.1%	$ 298.4	$ 13.3	4.5%	$ (9.5)	(3)%	$ (1.4)	(11)%	(40)

(A) Adjusted results exclude restructuring charges and transaction-related expenses

ACCO Brands Corporation
Supplemental Net Sales Growth Analysis
(Unaudited)

	Percent Change - Sales
	Net		Comparable
	Sales	Currency	Sales
	Growth	Translation	Growth	Price	Volume
Q1 2012:
ACCO Brands Americas	0.4%	(0.9%)	1.3%	1.7%	(0.4%)
ACCO Brands International	(9.9%)	0.1%	(10.0%)	2.6%	(12.6%)
Computer Products	0.7%	(1.5%)	2.2%	(2.4%)	4.6%
Total	(3.2%)	(0.6%)	(2.6%)	1.4%	(4.0%)

ACCO Brands Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2012	2011
(in millions of dollars)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 74.2	$ 121.2
Accounts receivable, net	235.1	269.5
Inventories	202.8	197.7
Deferred income taxes	8.1	7.6
Other current assets	34.7	26.9
Total current assets	554.9	622.9

Total property, plant and equipment	452.9	463.3
Less accumulated depreciation	(310.3)	(316.1)
Property, plant and equipment, net	142.6	147.2
Deferred income taxes	17.6	16.7
Goodwill	136.4	135.0
Identifiable intangibles, net	129.6	130.4
Other assets	63.8	64.5
Total assets	$ 1,044.9	$ 1,116.7

Liabilities and Stockholders' Deficit
Current liabilities:
Current portion of long-term debt	$ 0.2	$ 0.2
Accounts payable	98.0	127.1
Accrued compensation	16.8	24.2
Accrued customer program liabilities	49.7	66.8
Accrued interest	4.2	20.2
Other current liabilities	73.1	66.5
Liabilities of discontinued operations	1.1	1.1
Total current liabilities	243.1	306.1

Long-term debt	669.0	668.8
Deferred income taxes	86.9	85.6
Pension and post retirement benefit obligations	100.9	106.1
Other non-current liabilities	13.3	12.0
Total liabilities	1,113.2	1,178.6

Stockholders' deficit:
Common stock	0.6	0.6
Treasury stock	(2.1)	(1.7)
Paid-in capital	1,409.1	1,407.4
Accumulated other comprehensive loss	(121.3)	(131.0)
Accumulated deficit	(1,354.6)	(1,337.2)
Total stockholders' deficit	(68.3)	(61.9)
Total liabilities and stockholders' deficit	$ 1,044.9	$ 1,116.7

ACCO Brands Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	March 31,
(in millions of dollars)	2012	2011
Operating activities
Net loss	$ (17.4)	$ (8.1)
Loss on sale of assets	0.1	-
Depreciation	6.1	7.1
Amortization of debt issuance costs and bond discount	1.5	1.6
Amortization of intangibles	1.5	1.7
Stock-based compensation	1.7	0.8
Changes in balance sheet items:
Accounts receivable	39.6	15.0
Inventories	(3.8)	(6.5)
Other assets	(9.7)	(8.5)
Accounts payable	(30.8)	(14.3)
Accrued expenses and other liabilities	(40.2)	(52.0)
Accrued income taxes	(3.1)	(0.6)
Equity in earnings of joint ventures, net of dividends received	9.5	3.8
Net cash used by operating activities	(45.0)	(60.0)
Investing activities
Additions to property, plant and equipment	(2.0)	(3.5)
Assets acquired	-	(1.5)
Payments due to sale of discontinued operations	(0.1)	-
Proceeds from the disposition of assets	-	0.1
Other	-	0.3
Net cash used by investing activities	(2.1)	(4.6)
Financing activities
Repayments of long-term debt	(0.1)	-
Payments for debt issuance costs	(0.9)	-
Exercise of stock options	(0.4)	(0.2)
Net cash used by financing activities	(1.4)	(0.2)
Effect of foreign exchange rate changes on cash	1.5	1.5
Net decrease in cash and cash equivalents	(47.0)	(63.3)
Cash and cash equivalents
Beginning of period	121.2	83.2
End of period	$ 74.2	$ 19.9

CONTACT: Media Relations, Rich Nelson, +1-847-484-3030, or Investor Relations, Jennifer Rice, +1-847-484-3020